Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 23, 2020
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank (the “Bank”) and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended December 31, 2019, consolidated net income was $3,191,000 or $0.39 per diluted share (EPS), as compared to $3,231,000, or $0.40 EPS, for the prior quarter and $2,979,000, or $0.37 EPS for the same period a year ago. Consolidated net income for the year ended December 31, 2019 totaled $12,489,000, or $1.54 EPS, representing an increase of 8.3% compared to $11,537,000 or $1.42 EPS for 2018. The decrease from the prior quarter is due to net interest margin compression as a result of recent FOMC interest rate cuts during the third and fourth quarters of 2019, which negatively impacted yields on earning assets. The year-over-year net income increase was primarily driven by strong earning asset growth and corresponding increases to net interest income

Net interest income was $10,350,000 and $41,034,000 for the fourth quarter and year ended December 31, 2019, respectively, compared to $10,445,000 during the prior quarter, $10,179,000 for the fourth quarter of 2018 and $38,567,000 for the year ended December 31, 2018. Net interest margin increased to 3.98% and 4.13% for the fourth quarter and year ended December 31, 2019, respectively, as compared to 3.96% and 3.89% for the same periods of 2018. The net interest income and net interest margin increases over the comparable periods of the prior year were the result of strong loan growth. In addition, yields on earning assets increased slightly for 2019 as compared to 2018, as a result of the positive impact from interest rate increases during 2018, which were partially offset by rate cuts beginning in August 2019 when monetary policy shifted.

Non-interest income for the fourth quarter and year ended December 31, 2019 totaled $1,254,000 and $5,046,000, respectively, compared to $1,275,000 during the prior quarter, $1,232,000 for the fourth quarter of 2018, and $4,712,000 for the year ended December 31, 2018. The fourth quarter and year-to-date increases compared to 2018 were mainly due earnings on new bank owned life insurance policies purchased in July 2019 and transaction fee income on bank debit cards related to the growth of our core deposit base and an overall shift towards electronic payment forms.

Non-interest expense for the fourth quarter and year ended December 31, 2019 totaled $7,146,000 and $28,846,000, respectively, compared to $7,157,000 during the prior quarter, $6,921,000 for the fourth quarter of 2018 and $27,378,000 for the year ended December 31, 2018. The fourth quarter and year-to-date increases compared to 2018 corresponds to staffing expense and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.15 billion at December 31, 2019, an increase of $46.4 million over September 30, 2019 and $52.7 million over December 31, 2018. Gross loans were $751.0 million as of December 31, 2019, an increase of $18.7 million over September 30, 2019, and an increase of $39.1 million over December 31, 2018. The Company’s total deposits were $1.02 billion as of December 31, 2019, an increase of $41.9 million over September 30, 2019, and an increase of $33.4 million over December 31, 2018.

“Steady core deposit growth throughout the year and a robust second-half for loan production combined to elevate annual net income to a new all-time high. We are very happy with our 2019 results,” stated Chris Courtney, President and CEO of the Company and the Bank. “As we continue to instill a culture of client service, credit quality, and community in our employees, we are confident our team – working together – can execute our growth, service, and profitability goals in the prudent and deliberate fashion we call the Oak Valley way.”

Non-performing assets as of December 31, 2019 were $1,103,000, or 0.10% of total assets, compared to $1,200,000, or 0.11% of total assets, as of September 30, 2019, and $920,000, or 0.08% at December 31, 2018.  The decrease in non-performing assets compared to the prior quarter is the result of payments on non-performing loans. The increase compared to December 31, 2018 was a result of two consumer residential loans that were placed on non-accrual status during the third quarter of 2019.

The allowance for loan losses to gross loans was 1.22% at December 31, 2019, compared to 1.23% at September 30, 2019 and 1.22% at December 31, 2018. The Company recorded provision for loan losses of $210,000 and $545,000 during the fourth quarter and year ended December 31, 2019, respectively, which corresponded to growth of the loan portfolio, as loan loss reserves relative to gross loans remain at acceptable levels and credit quality remains strong.

The Board of Directors of Oak Valley Bancorp at their January 21, 2020 meeting, declared the payment of a cash dividend of $0.14 per share of common stock to its shareholders of record at the close of business on February 3, 2020. The payment date will be February 14, 2020 and will amount to approximately $1,149,000. This is the first dividend payment made by the Company in 2020.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2019	2019	2019	2019	2018

Net interest income	$10,350	$10,445	$10,128	$10,111	$10,179
Provision for loan losses	210	240	95	-	555
Non-interest income	1,254	1,275	1,242	1,275	1,232
Non-interest expense	7,146	7,157	7,310	7,233	6,921
Net income before income taxes	4,248	4,323	3,965	4,153	3,935
Provision for income taxes	1,057	1,092	1,002	1,049	956
Net income	$3,191	$3,231	$2,963	$3,104	$2,979

Earnings per common share - basic	$0.39	$0.40	$0.37	$0.38	$0.37
Earnings per common share - diluted	$0.39	$0.40	$0.37	$0.38	$0.37
Dividends paid per common share	$-	$0.135	$-	$0.135	$-
Return on average common equity	11.38%	11.86%	11.39%	12.54%	12.16%
Return on average assets	1.12%	1.18%	1.13%	1.17%	1.08%
Net interest margin (1)	3.98%	4.18%	4.23%	4.16%	3.96%
Efficiency ratio (2)	59.74%	59.67%	62.27%	62.20%	58.78%

Capital - Period End
Book value per common share	$13.71	$13.31	$12.98	$12.45	$12.09

Credit Quality - Period End
Nonperforming assets/ total assets	0.10%	0.11%	0.08%	0.09%	0.08%
Loan loss reserve/ gross loans	1.22%	1.23%	1.22%	1.23%	1.22%

Period End Balance Sheet
($ in thousands)
Total assets	$1,147,785	$1,101,132	$1,068,310	$1,059,130	$1,094,887
Gross loans	750,985	732,334	718,158	707,408	711,902
Nonperforming assets	1,103	1,200	906	967	920
Allowance for loan losses	9,146	9,005	8,770	8,677	8,685
Deposits	1,019,929	977,993	949,090	938,743	986,495
Common equity	112,570	109,320	106,583	102,218	99,038

Non-Financial Data
Full-time equivalent staff	182	182	184	180	178
Number of banking offices	17	17	17	17	17

Common Shares outstanding
Period end	8,210,147	8,210,637	8,208,853	8,209,750	8,194,805
Period average - basic	8,108,360	8,105,294	8,102,807	8,093,106	8,086,748
Period average - diluted	8,126,507	8,120,096	8,117,192	8,102,411	8,097,161

Market Ratios
Stock Price	$19.46	$16.77	$19.55	$17.64	$18.30
Price/Earnings	12.46	10.60	13.33	11.34	12.52
Price/Book	1.42	1.26	1.51	1.42	1.51

	YEAR ENDED DECEMBER 31,
($ in thousands, except per share)	2019	2018

Net interest income	$41,034	$38,567
Provision for loan losses	545	555
Non-interest income	5,046	4,712
Non-interest expense	28,846	27,378
Net income before income taxes	16,689	15,346
Provision for income taxes	4,200	3,809
Net income	$12,489	$11,537

Earnings per common share - basic	$1.54	$1.43
Earnings per common share - diluted	$1.54	$1.42
Dividends paid per common share	$0.270	$0.26
Return on average common equity	11.78%	12.26%
Return on average assets	1.15%	1.08%
Net interest margin (1)	4.13%	3.89%
Efficiency ratio (2)	60.95%	61.37%

Capital - Period End
Book value per common share	$13.71	$12.09

Credit Quality - Period End
Nonperforming assets/ total assets	0.10%	0.08%
Loan loss reserve/ gross loans	1.22%	1.22%

Period End Balance Sheet
($ in thousands)
Total assets	$1,147,785	$1,094,887
Gross loans	750,985	711,902
Nonperforming assets	1,103	920
Allowance for loan losses	9,146	8,685
Deposits	1,019,929	986,495
Common equity	112,570	99,038

Non-Financial Data
Full-time equivalent staff	182	178
Number of banking offices	17	17

Common Shares outstanding
Period end	8,210,147	8,194,805
Period average - basic	8,102,442	8,081,482
Period average - diluted	8,116,627	8,100,098

Market Ratios
Stock Price	$19.46	$18.30
Price/Earnings	12.62	12.82
Price/Book	1.42	1.51

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.